UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

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☒ Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

SEACOAST FINANCIAL SERVICES CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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This filing contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, with respect to the financial condition, results of operations and business of Seacoast Financial Services Corporation pending consummation of the merger that are subject to various factors which could cause actual results to differ materially from such projections or estimates. Such factors include, but are not limited to, the following: (1) the businesses of Seacoast Financial Services Corporation and Abington Bancorp, Inc., or Seacoast Financial Services and Sovereign, may not be combined successfully, or such combination(s) may take longer to accomplish than expected; (2) expected cost savings from the Abington merger cannot be fully realized or realized within the expected timeframes; (3) operating costs, customer loss and business disruption following the Abington merger, including adverse effects on relationships with employees, may be greater than expected; (4) governmental approvals of the Abington merger may not be obtained, or adverse regulatory conditions may be imposed in connection with government approvals of the Abington merger, which could also have a material adverse effect on the Seacoast/Sovereign merger; (5) the stockholders of Abington may fail to approve the Abington merger; (6) adverse governmental or regulatory policies may be enacted; (7) the interest rate environment may further compress margins and adversely affect net interest income; (8) the risks associated with continued diversification of assets and adverse changes to credit quality; (9) competitive pressures from other financial service companies in Seacoast Financial’s, Sovereign’s and Abington’s markets may increase significantly; and (10) the risk of an economic slowdown that would adversely affect credit quality and loan originations. Other factors that may cause actual results to differ from forward-looking statements are described in Seacoast Financial’s filings with the Securities and Exchange Commission. Seacoast Financial does not undertake or intend to update any forward-looking statements.

Sovereign and Seacoast will be filing documents concerning the merger with the Securities and Exchange Commission, including a registration statement on Form S-4 containing a prospectus/proxy statement which will be distributed to stockholders of Seacoast. Investors are urged to read the registration statement and the proxy statement/prospectus regarding the proposed transaction when it becomes available and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information. Investors will be able to obtain a free copy of the proxy statement/prospectus, as well as other filings containing information about Sovereign and Seacoast, free of charge on the SEC’s Internet site (http://www.sec.gov). In addition, documents filed by Sovereign with the SEC, including filings that will be incorporated by reference in the prospectus/proxy statement, can be obtained, without charge, by directing a request to Sovereign Bancorp, Inc., Investor Relations, 1130 Berkshire Boulevard, Wyomissing, Pennsylvania 19610 (Tel: 610-988-0300). In addition, documents filed by Seacoast with the SEC, including filings that will be incorporated by reference in the prospectus/proxy statement, can be obtained, without charge, by directing a request to Seacoast Financial Services Corporation, One Compass Place, New Bedford, Massachusetts 02740, Attn: James R. Rice, Senior Vice President, Marketing (Tel: 508-984-6000). Directors and executive officers of Seacoast may be deemed to be participants in the solicitation of proxies from the stockholders of Seacoast in connection with the merger. Information about the directors and executive officers of Seacoast and their ownership of Seacoast common stock is set forth in Seacoast’s proxy statement for its 2003 annual meeting of stockholders, as filed with the SEC on April 15, 2003. Additional information regarding the interests of those participants may be obtained by reading the prospectus/proxy statement regarding the proposed merger transaction when it becomes available. INVESTORS SHOULD READ THE PROSPECTUS/PROXY STATEMENT AND OTHER DOCUMENTS TO BE FILED WITH THE SEC CAREFULLY BEFORE MAKING A DECISION CONCERNING THE MERGER.

THE FOLLOWING IS AN INTERNAL MEMORANDUM THAT WAS DISTRIBUTED TO EMPLOYEES ON JANUARY 26, 2004 BY SEACOAST FINANCIAL SERVICES CORPORATION.

TO:	Employees of CompassBank, Abington Savings Bank and Nantucket Bank

FROM:	Kevin G. Champagne, President & CEO, Seacoast Financial Services Corporation and CompassBank

DATE:	January 26, 2004

RE:	Announcement

Today marks a milestone in the history of our company and subsidiary banks. The Seacoast Financial Board of Directors met yesterday and following careful consideration, voted to approve a merger agreement with Sovereign Bancorp at the price of $35 per share. Seacoast shareholders will receive approximately 1.461 shares of Sovereign stock for every share of Seacoast. A press release has been issued this morning and you will receive a copy by email when it is available.

Sovereign Bancorp, Inc. (Sovereign), headquartered in Philadelphia, Pennsylvania, is the parent company of Sovereign Bank, a $43 billion financial institution with approximately 530 community banking offices, nearly 1,000 ATMs and 8,000 team members (employees) in Connecticut, Massachusetts, New Hampshire, New Jersey, New York, Pennsylvania and Rhode Island. Sovereign is among the 25 largest banking institutions in the United States. Its size, breadth of customer products and services, and commitment to the communities it serves is broad.

Last year, the pace of consolidation in the national and regional banking industry began to accelerate. We announced the combination with Abington Bancorp, FirstFed announced an agreement to merge with Webster Bank, the blockbuster Bank of America/Fleet deal was announced and BankNorth agreed to acquire Cape Cod Bank & Trust. With the fifth largest branch network in Massachusetts (including Abington), our franchise became very attractive to organizations looking to enter this market or fill in their franchise.

Sovereign approached us to discuss a possible combination and following careful review of our strategic alternatives, senior management began discussions with Sovereign at the Board’s direction. Sovereign thereafter proceeded with due diligence at an off-site location and over the weekend final details of the combination were reviewed and agreed upon and a definitive agreement was signed following yesterday’s Board meeting. It is important to note that the price of $35 per share was very compelling to the Board and management. As a public company we are obligated to act in the best interests of our stockholders and it would have taken several years of record-breaking growth and profitability for our company to achieve earnings that we believe would result in a stock price in that range.

Sovereign has agreed to provide support to our communities and the various non-profit organizations for five years at the same funding levels at which we have historically contributed. Additionally, Sovereign has agreed to operate our main office as a regional headquarters.

We expect the transaction to be consummated in the third quarter of this year. It is expected that Abington will merge into CompassBank as scheduled in the second quarter. We do not expect to convert the Abington products and services to Compass’ platform in July. Sovereign will convert Abington to their platform at a date to be determined.

I understand the anxiety this announcement may bring to employees of all three banks. As with any merger, we understand there may be some dislocation of employment. Our alignment with Sovereign however, will offer new and expanded employment opportunities in a growth-driven company. I have spent considerable time with Jay Sidhu, CEO of Sovereign, and he recognizes the importance of people in driving a successful organization and he has assured me Sovereign will do everything feasible to ease the transition and provide information as soon as it is available.

On a personal note, I make this announcement with mixed emotions. I have spent my entire career with CompassBank and the former New Bedford 5. I was proud and excited to be named President & CEO ten years ago and since then have been amazed at the growth and success of our franchise. As a team, we have brought this organization to heights I never dreamed we would attain. For that, I thank each and every one of you.

A brief fact sheet follows to provide you speaking points in your discussions with customers and the community. Please remember any press inquiries should be directed to Jim Rice at 508.984.6102.

I am excited about our combination with Sovereign and hope you will join me in ensuring a smooth transition.

INFORMATION REGARDING THE MERGER AGREEMENT BETWEEN SEACOAST

FINANCIAL AND SOVEREIGN BANCORP

•	Strategically a very good fit for our organization – limited branch overlap especially compared to other potential acquirers
•	Sovereign has a long history of commitment to its communities and employees

•	Sovereign has agreed to charitable giving in our markets at the same funding level as we have given historically

•	The CompassBank main office will operate as a regional headquarters for Sovereign

•	Sovereign offers much more diversified and extensive product and service offerings than Compass, Abington or Nantucket–including life insurance, health insurance, trust services, money management and leasing

•	Sovereign is a growth company with enormous opportunities for employment and career growth

•	Kevin Champagne will serve on the Board of Directors of Sovereign providing a voice for the interests of our communities